[LOGO OF CLINICOR APPEARS HERE]
                                                                   EXHIBIT 10(s)



July 29, 1999



Finova Mezzanine Capital, Inc.
Attention:  Hal Bishop
500 Church Street, Suite 200
Nashville, Tennessee  37219

Gentlemen:

Reference is made to the Preferred Stock Purchase Agreement between Sirrom Capital Corporation and Clinicor, Inc. (the "Company") dated November 7, 1997 and to the Articles of Incorporation of the Company, as amended, which Articles describe the obligation of the Company to pay dividends, out of funds legally available therefor, to Finova Mezzanine Capital, Inc. (formerly Sirrom Capital Corporation), the holder of its Class B Preferred Stock ("Finova"). Our agreement is as follows:

     1. The dividends that would otherwise be payable by the Company to Finova on August 1, 1999 and November 1, 1999 will be suspended and will not be paid, but will accrue. The Company intends to include language in the form attached hereto as Exhibit A in its report on Form 10-QSB to be filed on or before August
          ---------
15, 1999. Finova acknowledges that language substantially in such form is acceptable to it.

     2. The parties acknowledge that in agreeing to forego the August 1 and November 1 dividend payments, Finova is not waiving any of its rights under Section B(3)(c) of Section 2 of Article VI of the Company's Articles of Incorporation. Any dividend payments that are not made (whether on August 1, 1999, November 1, 1999 or thereafter) will be counted in determining whether Finova is entitled to the special voting rights set forth in Section B(3)(c) of
Section 2 of Article VI.

     3. The Company will pay to Finova the February 1, 2000 dividend in the amount of $150,000 and will pay to Finova on May 1, 2000 all dividends then accrued and unpaid, to the extent in each case that the Board of Directors of the Company determines, in the exercise of its good faith discretion, that on such dates funds are legally available for the payment of dividends in those amounts. Finova understands and acknowledges that, in order for such dividends to be paid, the Board must determine that the test set forth in Section 78.288(2)(a) of the Nevada General Corporation Law has been met.

Finova Mezzanino Capital
July 29, 1999
Page 2



     4. In consideration of Finova's agreement hereunder, the Company agrees to pay to Finova, on or before August 16, 1999, a fee in the amount of $17,500 and agrees to reimburse legal fees of counsel for Finova in the amount of approximately $8,000.

The Company is in agreement with the foregoing. If Finova is also in agreement, please cause a duly authorized officer of Finova to execute and return one copy of this letter to us.

Very truly yours,

CLINICOR, INC.


By:    /s/ James W. Clark, Jr.
   ------------------------------------------------------
James W. Clark, Jr.
Vice President and Chief Financial Officer


Agreed to and accepted this

    30/th/  day of July, 1999:
  --------         ----

Finova Mezzanine Capital, Inc.


By:  /s/ Bruce A. Dicks
    ------------------------------------
Name:    Bruce A. Dicks
     -----------------------------------
Title:   Vice President
      ----------------------------------

                                   Exhibit A
                                   ---------


Item 3.   Defaults Upon Senior Securities.

The Company and the holder of its Class B Preferred Stock have mutually agreed to suspend payment of scheduled August 1 and November 1 quarterly dividends, each in the amount of $150,000, in order to conserve working capital to finance the growth in the Company's contract backlog. The suspension of the dividend
does not constitute a default under the Class B Preferred Stock terms.   See
"Management's Discussion and Analysis of Results of Operations and Financial Condition-Liquidity and Capital Resources."